Exhibit 99.4

FORM OF
BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS
INPIXON

Subscription Rights to Purchase Units
Offered Pursuant to Subscription Rights Distributed to
Stockholders and Participating Warrant Holders of
Inpixon

December 7, 2018

To our Clients:

This letter is being distributed to our clients who are holders of Inpixon (the “Company”) common stock, $0.001 par value per share (the “Common Stock”), Series 4 Convertible Preferred Stock, $0.001 par value per share (the “Series 4 Preferred”), and participating warrants, as of 5:00 p.m., Eastern Time, on December 6, 2018 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase units (“Units”). Each Unit entitles the holder to one share of the Company’s Series 5 Convertible Preferred Stock, $0.001 par value per share, and 200 Warrants. Each Warrant will be exercisable for one share of Common Stock. The Subscription Rights and Units are described in the prospectus supplement dated December 7, 2018 (a copy of which accompanies this notice) (as it may be amended from time to time, the “Prospectus Supplement”).

Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to 10,000 Units, subject to increase as described in the Prospectus Supplement, on the terms and subject to the conditions described in the Prospectus Supplement, at a subscription price of $1,000 per Unit (the “Subscription Price”). Of the aggregate unit amount of 10,000, 30%, or 3,000 units, shall be offered for purchase by the investors (the “January 2018 Investors”) signatory to the Securities Purchase Agreement, dated January 5, 2018, in accordance with the participation rights granted thereunder.

The Subscription Rights may be exercised at any time during the subscription period, which commences on December 7, 2018 and ends at 5:00 p.m., Eastern Time, on December 21, 2018, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the Prospectus Supplement, holders will receive one Subscription Right for every share of Common Stock held or underlying the Series 4 Preferred or participating warrant held on the Record Date, evidenced by non-transferable Subscription Rights certificates (the “Subscription Rights Certificates”). Each Subscription Right entitles the holder to purchase one Unit at the Subscription Price (the “Basic Subscription Right”).

Based on [●] shares of Common Stock outstanding as of December 6, 2018 and 141 shares of common stock issuable upon conversion of the Series 4 Convertible Preferred Stock and 2,368,268 shares issuable upon exercise of the participating warrants, we would grant subscription rights to acquire 3,950,289 Units but will only accept subscriptions for 10,000 Units, subject to increase as described in the Prospectus Supplement. Accordingly, sufficient Units may not be available to honor your subscription in full. If exercises of Basic Subscription Rights exceed the number of Units available in the Rights Offering, we will allocate the available Units pro-rata among the record holders exercising the Basic Subscription Rights in proportion to the number of shares of our Common Stock held or underlying participating warrants held on the Record Date by each of those record holders, relative to the number of shares owned on the Record Date by all record holders exercising the Over-Subscription Privilege. If this pro-rata allocation results in any record holders receiving a greater number of Units than the record holder subscribed for pursuant to the exercise of the Basic Subscription Rights, then such record holder will be allocated only that number of Units for which the record holder subscribed, and the remaining Units will be allocated among all other record holders exercising their Basic Subscription Rights on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated. If for any reason the amount of Units allocated to you is less than you have subscribed for, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest or deduction within 10 business days after the Rights Offering has expired, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected, and we will have no further obligations to you.

The Company will not issue fractional shares. Fractional shares resulting from the exercise of the Basic Subscription Rights and the Over-Subscription Privileges will be eliminated by rounding down to the nearest whole Unit.

Enclosed are copies of the following documents:

1.	Prospectus Supplement; and

2.	Form of Beneficial Owner Election Form.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK, SERIES 4 PREFERRED OR PARTICIPATING WARRANTS HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus Supplement and other materials. However, we urge you to read the Prospectus Supplement and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Time, on the Expiration Date. You are encouraged to forward your instructions to us before the Expiration Date to allow us ample time to act upon your instructions. A holder cannot revoke the exercise of a Subscription Right.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Units to which you are entitled, please so instruct us by timely completing, executing, and returning to us the Beneficial Owner Election Form enclosed with this notice.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., THE INFORMATION AGENT, TOLL-FREE AT (888) 789-8409.